Exhibit 99.1

PINGTAN MARINE ENTERPRISE ANNOUNCES FY 2021 GUIDANCE OF AT LEAST 100% REVENUE INCREASE

FUZHOU, China -- January 14, 2021 -- Pingtan Marine Enterprise Ltd. (NASDAQ: PME) (“Pingtan” or the “Company”), a fishing company based in the People’s republic of China, today announced a substantial year-on-year revenue guidance increase of over 100% for the fiscal year 2021.

The Company currently operates a fishing fleet of 92 vessels, including 89 harvesting vessels and 3 refrigerated transport vessels, with a total gross tonnage of over 110,000. Among the 89 active harvesting vessels, approximately 77 were operating in their respective fishing grounds during the 4th quarter of 2020. Based on this, the Company estimates that the revenue for the full fiscal year 2020 would be approximately $85 million.

Previously in December 2020, the Company announced the approval of modification and rebuilding for 20 inactive vessels. Upon the completion of these 20 vessels, the number of active harvesting vessels of the Company is expected to reach 109 by the end of 2021. In addition, the Company has discovered new seasonal fishery stock in international waters early this year and have arranged a group of harvesting vessels to the waters for fishing operations. Given the above, the Company expects the revenue for the full fiscal year 2021 to increase by 100% or higher.

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented: “There is a lot of positive inertia in our business right now. Whether it is more vessels fishing, new seasonal fishery stock discovered in the international waters, or the vertical integration of our business model into the retail sector, we are excited about the Company’s prospects. The demand in China is increasingly great for our catches.”

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements, including general economic and market conditions and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

CONTACT:
LiMing Yung (Michael)
Chief Financial Officer
Pingtan Marine Enterprise Ltd.
Tel: +86 591 87271753
michaelyung@ptmarine.net

Maggie Li
Investor Relations Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

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